Exhibit 99.1

2008 ANNUAL EXECUTIVE BONUS PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of Genoptix, Inc. (the “Company”) approved incentive cash compensation for the Company’s executive officers pursuant to an annual incentive cash compensation program. The program provides for an annual incentive cash compensation target equal to a percentage of each executive’s base salaries as follows:

Executive	Target Bonus Amount
Dr. Tina Nova, CEO	50%
Samuel D. Riccitelli, COO	40%
Douglas A. Schuling, CFO	35%
Dr. Christian V. Kuhlen, General Counsel	30%

Under the program, the Committee has the discretion to approve a bonus for each executive officer that will be equal to an amount from 0 to 200% of the applicable target amount for Dr. Nova and 0 to 150% of the applicable target amount for Messrs. Riccitelli and Schuling and Dr. Kuhlen. In making its decisions, the Committee assesses the level of individual performance of the executive officer and the Company’s performance against its operating plan for 2008, including achievement of revenue and profitability objectives set forth therein.